SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported):

November 15, 2004

OCTEL CORP.

(Exact name of registrant as specified in its charter)

Delaware	1-13879	98-0181725
(State or other jurisdictions of Incorporation)	Commission File Number	(I.R.S. employer identification number)

Octel Corp., Global House, Bailey Lane, Manchester, UK	M90 4AA
(Address of principal executive offices)	(zip code)

Registrant’s telephone number, including area code: 011 - 44 -161- 498 - 8889

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Information

On November 15, 2004, Bycosin AB, a wholly-owned subsidiary of the Company organized under the laws of Sweden (the “Seller”), entered into a Business and Asset Purchase Agreement (the “Agreement”) with Pesdo Swedcap Holdings AB (the “Purchaser”), Håkan Byström and others as the Purchaser’s guarantors, and Octel Petroleum Specialties Limited as the Seller’s guarantor, and completed the all-cash transaction contemplated thereby (together with related transactions, the “Transaction”). The Agreement provides for, among other things: (i) the disposal of certain non-core Specialty Chemicals businesses and related manufacturing and other assets of Bycosin AB; and (ii) the supply and distribution of certain power products to certain geographic regions. The aggregate consideration to be paid by the Purchaser is approximately US$3.35 million. Mr. Jorge Padilla Ojeda, a Purchaser guarantor and a shareholder of the Purchaser, was a member of senior management of the two subsidiaries of which Bycosin AB disposed in the Transaction.

Consequent to the Transaction, Octel subsidiaries will purchase certain fuel additive products from the Purchaser, and such subsidiaries will supply and distribute those products in certain geographic regions on an exclusive basis, as more fully described in the Supply Agreement, dated November 15, 2004 between Pesdo Swedcap Holdings AB, as supplier, and Bycosin AB, as distributor.

The contribution to net sales and net income of the businesses of which Bycosin AB has disposed for the nine months ended September 30, 2004 was approximately US$7.3 million and US$1.2 million, respectively. Management believes that such contribution will be partially offset over the next 12 months by the elimination of certain costs associated with operating the European Specialty Chemicals business.

Given the international scope of its operations, the Company is subject to laws of many different jurisdictions, including laws relating to the imposition of restrictions on trade and investment with various entities, persons and countries, some of which laws are conflicting. The Company reviewed, as it does periodically, aspects of its operations in respect of such restrictions, and determined to dispose of certain non-core subsidiaries of Bycosin AB which had been engaged, since prior to the acquisition in 2001 of Bycosin AB by the Company, in business involving the sale of certain fuel additives and other transactions with entities and persons that are in or associated with Cuba. By selling the Bycosin AB manufacturing facility in the Transaction, the Company believes that it will be able to optimize the use of its remaining manufacturing facilities, to develop a greater customer and market focus and to better comply with all applicable trade laws and regulations. In addition, following the acquisition earlier this year of the remaining 50% of Octel Starreon, the Company has decided to consolidate all its marketing activities for Petroleum Specialties in North America into one legal entity. While the Company believes that, upon completion of certain corporate and other formalities associated with the Transaction, it will no longer be engaged in business with certain entities, persons and countries that are subject to restrictions and sanctions under U.S. trade laws and regulations and it will have taken appropriate steps to achieve compliance with applicable U.S. laws and regulations relating to trade and investment, if the Company or its subsidiaries were found not to have complied with such laws or regulations, or any other applicable laws or regulations, including those of jurisdictions the laws of which are conflicting, the Company or its subsidiaries could be subject to fines or other civil or criminal penalties which could be material.

The Transaction is described in more detail in the Agreement, a copy of which is attached as Exhibit 10.29 to this Form 8-K and is incorporated herein by this reference. The Supply Agreement is attached as Exhibit 10.30 to this Form 8-K and is incorporated herein by this reference.

Item 9.01 Financial Statements and Exhibits

(c) Exhibits:

10.29	Business and Asset Purchase Agreement, dated November 15, 2004, between Bycosin AB, Pesdo Swedcap Holdings AB, Håkan Byström and others, and Octel Petroleum Specialties Limited.

10.30	Supply Agreement, dated November 15, 2004, between Bycosin AB and Pesdo Swedcap Holdings AB.

2

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OCTEL CORP.

By:	/S/ ANDREW HARTLEY
Name:	Andrew Hartley
Title:	Vice President and General Counsel

Date: November 19, 2004

3

EXHIBIT INDEX

Exhibit Number
10.29	Business and Asset Purchase Agreement, dated November 15, 2004, between Bycosin AB, Pesdo Swedcap Holdings AB, Håkon Byström and others, and Octel Petroleum Specialties Limited.

10.30	Supply Agreement, dated November 15, 2004, between Bycosin AB and Pesdo Swedcap Holdings AB.